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                                                                    EXHIBIT 23.2

                          CONSENT OF ERNST & YOUNG LLP


We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-120302) and related Prospectus of CancerVax Corporation for the sale of up to $80,000,000 of common stock to be filed on or about December 9, 2004 and to the incorporation by reference therein of our report dated February 13, 2004 (except note 10 as to which the date is March 15, 2004) with respect to the consolidated financial statements of CancerVax Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


                                          /s/ ERNST & YOUNG LLP


San Diego, California
December 7, 2004